Exhibit 10.10

BROOKLINE BANCORP, INC.
BROOKLINE BANK

EMPLOYMENT AGREEMENT

This Agreement is made effective as of April 11, 2011 (the “Effective Date”) by and among Brookline Bancorp, Inc. (the “Company”), a Delaware corporation, and Brookline Bank (the “Bank”), a United States-chartered stock savings bank, each with its principal administrative office at 160 Washington Street, Brookline, Massachusetts 02445 and Paul A. Perrault (“Executive”).

WHEREAS, the Company and the Bank (each an “Employer”) and Executive are parties to an employment agreement dated as of March 16, 2009 (the “Agreement”);

WHEREAS, the parties wish to make a number of revisions to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree to amend and restate the Agreement in its entirety as follows:

1. POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of the Bank.  During said period, Executive also agrees to serve, if elected or appointed, as an officer or director of any subsidiary or affiliate of the Company or the Bank.  Failure to reelect Executive to any of the foregoing offices without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

2. TERMS AND DUTIES

(a) The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter.  Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year unless written notice is provided to Executive at least sixty (60) days prior to any such anniversary date, that his employment shall cease at such anniversary date.  Prior to each notice period for non-renewal, and assuming the Board of Directors of the Bank (“Board”) has determined not to send a non-renewal notice to Executive, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, vacation periods not to exceed five (5) weeks in the aggregate per year and leaves of absence granted by the Board, Executive shall faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Bank.

3. COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b).  The Bank shall pay Executive as compensation an annualized salary of not less than $625,000 per year (“Base Salary”).  Such Base Salary shall be payable biweekly.  During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than January 31, 2012.  Such review shall be conducted by the Compensation Committee of the Board (the “Compensation Committee”), and the Compensation Committee may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).

(b) The Bank shall also pay Executive incentive compensation (“Bonus”) for each year of up to 75 percent of Base Salary for the achievement of certain goals for the year established by the Compensation Committee in its discretion relating to the enhancement of shareholder value as provided for in the Company’s short-term incentive plan.  Bonus for any year shall be paid in a lump sum as provided in such plan.

(c) In addition to the foregoing, Executive shall be entitled to the following equity consideration each year (“Equity Award”) during the term of this Agreement.

Restricted Stock.  Under the Company’s 2003 Recognition and Retention Plan, or a successor plan, an award of restricted shares of Company Common Stock having a value/expense recognition to the Company of 70 percent of Executive’s Base Salary at fair market value determined as of such award without discount.

Fifty percent of the restricted stock grant would vest ratably over a three-year period and 50 percent of the restricted stock grant would vest if the performance goals established by the Compensation Committee are met.  Dividends would accrue during the restriction period and would be paid when the shares are no longer subject to a risk of forfeiture.  The cost/expense recognition to the Company of the value of stock awards (i.e. initially $437,500) per year shall be the “Equity Consideration” for the purposes of this Agreement.  During the period of this Agreement, Executive’s Equity Consideration shall be reviewed at least annually, and the first such review will be made no later than January 31, 2012.  Such review shall be conducted by the Compensation Committee, and the Compensation Committee has full discretion in determining the amount of Executive’s future Equity Consideration.

(d) In addition to the Base Salary, Bonus and Equity Award provided in this Section 3, the Bank shall provide Executive at no cost to Executive with all such other benefits as are generally provided to regular full-time employees of the Company and Bank.  Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, perquisites, pension plans, profit-sharing plans, employee stock ownership plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company or the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  If the Company or Bank establishes incentive compensation or bonus plans in addition to the Bonus contemplated by Section 3(b) of this Agreement, subject to the discretion of the Board, Executive will be entitled to incentive compensation and bonuses as provided in any such plan of the Company or Bank in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any such incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Cause).  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(e) In addition to the Base Salary, the Bonus and the Equity Award provided for by Section 3(a), (b) and (c) of this Agreement, the Company or the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement (including but not limited to dues for up to two clubs in the Company’s and the Bank’s market area to be used for business meetings or for business development purposes), subject to the submission of supporting documentation in accordance with Company or Bank policy, and may provide such additional payments in such form and such amounts as the Board may from time to time determine.  Further, the Company or the Bank will make available to Executive a suitable car to be used for business purposes.

(f) Executive shall not be entitled to receive fees for serving as a director of the Company or the Bank or as a director or officer of any affiliate or subsidiary.

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 9 and 10.

(a) The provisions of this Section shall apply upon the occurrence of an Event of Termination.  As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i) the termination by the Company or the Bank of Executive’s full time employment hereunder (including without limitation due to a non-renewal pursuant to Section 2(a)) for any reason other than (A) Disability or Retirement, as defined in Section 5 below, or (B) Termination for Cause as defined in Section 6 hereof; or

(ii) Executive’s resignation from the Bank’s employ, whether before or after a  Change in Control, upon any

(A) failure to elect or reelect or to appoint or reappoint Executive to any of the offices specified in Section 1;

(B) material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above;

(C) a relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement;

(D) liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive; or

(E) breach of this Agreement by the Company or the Bank.

(iii) Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed three calendar months after the initial event giving rise to said right to elect.  Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company or the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company or the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) and (E) above.  In the event that, within sixty (60) days of receiving Executive’s notice pursuant to this paragraph, the Bank “cures” any of the events described in clauses (ii) (A), (B) or (E) above, Executive’s right to resign pursuant to this paragraph shall terminate and his notice shall be of no further force or effect.

(b) For purposes of this Agreement, a Change in Control of the Bank or the Company shall mean a change in control of a nature that:  (A) would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (B) results in a change in control of the Bank or the Company within the meaning of the Home Owner’s Loan Act, as amended, and applicable rules and regulations promulgated thereunder, as in effect at the time of the change in control (or if applicable the Bank Holding Company Act of 1956, as amended and applicable rules and regulations promulgated thereunder, as in effect at the time of the change in control); or (C) without limitation such a Change in Control shall be deemed to have occurred at such time as (I) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (II) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (II), considered as though he were a member of the Incumbent Board; or (III) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (IV) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c) Upon the occurrence of an Event of Termination prior to a Change in Control or at least twelve (12) months after a Change in Control, on the Date of Termination, as defined in Section 8, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of (i) Base Salary, (ii) the highest Bonus awarded to Executive during the prior three years, and (iii) the highest Equity Consideration previously awarded hereunder for any year (together “Total Compensation”).  Upon the occurrence of an Event of Termination within twelve (12) months after a Change in Control, on the Date of Termination, as defined in Section 8, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to three (3) times Executive’s Total Compensation.  Such payment is in lieu of the payment pursuant to the first sentence of this Section 4(c).

(d) Upon the occurrence of an Event of Termination, as defined in Section 4(a), the Bank will cause to be continued life and disability coverage substantially identical to the coverage maintained by the Company or the Bank for Executive prior to his termination.  Such coverage shall continue for 24 months from the Date of Termination.  The Bank shall also provide Executive with healthcare coverage (medical and dental) until he attains age 65; provided, however, that if such coverage would cause the Bank to be subject to tax penalties under the Patient Protection and Affordable Care Act, then the Bank shall pay Executive a monthly amount equal to the cost of healthcare coverage until Executive attains age 65.  The Bank shall also continue Executive’s car allowance and provide him with the use of office and secretarial support for 12 months.

(e) Notwithstanding the preceding paragraphs of this Section 4:

(i) if the aggregate payments and benefits to be made or afforded to Executive under said paragraphs or any other agreement (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), but

(ii) if the Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one hundred dollars ($100.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto, then no such “excess parachute payment” would be deemed to be made, then the Termination Benefits to be paid to Executive shall be so reduced, but only to the extent required to be a Non-Triggering Amount.

(f) It shall be a condition of the payment of any amount provided to be paid to Executive and the affording of any benefit to Executive upon or after termination of Executive’s employment under this Agreement that Executive shall have signed and delivered to the Company and the Bank a general release in the form of Exhibit A (except for such modifications as the Company or the Bank reasonably request as required or advisable to reflect any changes in applicable law or regulation in effect at the time such release is delivered), which shall be tendered to Executive on the date of Termination.

5. TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

Termination by the Bank of Executive based on “Retirement” shall mean termination in accordance with the Bank’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him.  Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability, the Employer may terminate this Agreement, provided that the Employer shall continue to be obligated to pay Executive his Base Salary for one year and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Employer has provided or may provide on behalf of its employees or pursuant to any social security disability program shall reduce the compensation to be paid to Executive pursuant to this paragraph.

In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary as defined in Paragraph 3(a) at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death, and the Employers will continue to provide medical, dental, family and other benefits normally provided for an Executive’s family for one (1) year after Executive’s death; provided, however, that if such coverage would cause the Bank to be subject to tax penalties under the Patient Protection and Affordable Care Act, then the Bank shall pay Executive’s family a monthly amount equal to the cost of healthcare coverage for one (1) year.

6. TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty or willful misconduct with respect to any material matter, any breach of fiduciary duty involving personal profit, willful and intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  In determining cause, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.  For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank.  Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.  Any vested or unvested stock options or unvested restricted stock granted to Executive under any stock option or award plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall not be exercisable by Executive or deliverable by the Company or the Bank at any time subsequent to such Termination for Cause.

7. TERMINATION GENERALLY

If Executive’s employment with the Employer is terminated for any reason, the Employer shall pay or provide to Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation approved but not yet paid, unpaid expense reimbursements, accrued but unused vacation on or before the time required by law but in no event more than 30 days after Executive’s Date of Termination.  Executive (or his authorized representative or estate) shall also be entitled to any vested benefits Executive may have under any employee benefit plan of the Employer.

8. NOTICE

(a) Any purported termination by the Company or the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement.  If such dispute is not resolved within the term of the Agreement, the Bank shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing beyond the term of the Agreement.  Amounts paid under this Section shall be offset against or reduce any other amounts due under this Agreement.

9. POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 9 during the term of this Agreement and for two (2) full years after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Bank shall not require such assistance at any times that would unreasonably interfere with Executive’s personal or professional commitments.

10. NON-COMPETITION; NON-SOLICITATION

(a) Upon (A) any termination of Executive’s employment hereunder as a result of which the Company or the Bank is paying Executive benefits under Section 4 of this Agreement (B) in the event of Termination for Cause of Executive’s employment hereunder or (C) Executive resigns his employment other than for reasons specified in any of the clauses of Section 4(a)(ii), or (D) Executive breaches this Agreement and the Company or Bank has terminated this Agreement, Executive agrees not to compete with the Company and/or the Bank for a period of two (2) full years following such termination in any city, town or county in which the Company and/or the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company and/or the Bank.  The parties hereto, recognizing that irreparable injury will result to the Company and/or the Bank, its business and property in the event of Executive’s breach of this Section 10(a) agree that in the event of any such breach by Executive, the Company and/or the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company and/or the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Company and/or the Bank from pursuing any other remedies available to the Company and/or the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and the Bank and affiliates thereof, as they may exist from time to time, is a valuable, special and unique asset of the business of the Company and the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or the Bank or subsidiaries or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Company or the Bank or Executive).  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company and the Bank, and Executive may disclose any information regarding the Company or the Bank which is otherwise publicly available.  In the event of a breach or threatened breach by Executive of the provisions of this Section 10, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or the Bank or subsidiaries or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Company or the Bank from pursuing any other remedies available to the Company or the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(c) Executive further agrees that, during the period of Executive’s employment hereunder and for two years following termination of Executive’s employment for any reason, Executive shall not, without the express written consent of the Company or Bank, (i) solicit any employees of the Company, the Bank or any of their subsidiaries or affiliates to terminate their employment, or (ii) solicit any customers or client of the Company, the Bank or of their subsidiaries or affiliates to cease doing business, in whole or in part, with the Company, the Bank or any of their subsidiaries or affiliates.  Recognizing that irreparable damage will result to the Company and Bank in the event of the breach or threatened breach of any of the foregoing covenants, and that the Company’s and the Bank’s remedies at law for any such breach or threatened breach will be inadequate, the Company and the Bank, in addition to such other remedies which may be available to it, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive from the continuation of such breach.  Nothing herein will be construed as prohibiting the Company and/or the Bank from pursuing any other remedies available to the Company and/or the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(d) The provisions of paragraphs (a) and (c) of this Section 10 shall not apply after a Change in Control.

11. SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank.  Each of the Company and the Bank shall be jointly and severally liable to Executive and each guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due are not timely paid or provided, such amounts and benefits may be enforced against either the Company or the Bank.

12. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and the Bank or any predecessor of the Company and the Bank and Executive.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13. NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and the Bank and their respective successors and assigns.

14. MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15. SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16. HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17. GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts but only to the extent not superseded by federal law.

18. ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of the Company and the Bank, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company and the Bank shall be entitled to seek specific performance of Executive’s obligations under this Agreement (including without limitation Section 10) and Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination to the extent permitted by law during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19. PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company and the Bank, provided that the dispute or interpretation has been settled by Executive and the Company and the Bank or resolved in Executive’s favor.

20. INDEMNIFICATION

The Company and the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company and the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board).  If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company and the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

21. SUCCESSOR TO THE BANK

The Company and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and the Bank, expressly and unconditionally to assume and agree to perform the Company’s and the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company and the Bank would be required to perform if no such succession or assignment had taken place.

22. SECTION 409A

(a) Purpose.  This Section is intended to help ensure that compensation paid or delivered to Executive pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Code (“Section 409A”).  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party and provided that such amendment itself is permitted by Section 409A.  The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(b) Amounts Payable On Account of Termination.  For the purposes of determining when amounts otherwise payable on account of Executive’s termination of employment under this Agreement will be paid, which amounts become due because of his termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” for purposes of Section 409A.  Furthermore, if Executive is a “specified employee” of a public company as determined pursuant to Section 409A as of his termination of employment, any amounts payable on account of his termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following Executive’s termination (or prior to his death after termination) shall be paid to Executive in a cash lump-sum on the earlier of (1) the date of his death and (2) the first business day of the seventh calendar month immediately following the month in which his termination occurs.

(c) Reimbursements.  Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions:  (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(d) Releases.  Any amounts otherwise payable on account of Executive’s termination of employment under this Agreement which (i) are conditioned in any part on a release of claims and (ii) would otherwise be paid (assuming the release is given) prior to the last day on which the release could become irrevocable assuming Executive’s latest possible execution and delivery of the release (such last day, the “Release Deadline”) shall be paid, if ever, only on the Release Deadline, even if Executive’s release becomes irrevocable before that date.  The Company and/or the Bank may elect to make such payment up to thirty (30) days prior to the Release Deadline, however.  If no such last day is specified in this Agreement, then such last day will be the sixtieth (60th) day after Executive’s termination of employment.

(e) Interpretative Rules.  In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

23. CLAWBACKS

Executive agrees to be subject to any clawback policy adopted by the Company and the Bank and acknowledges that he may be required to repay to the Company or the Bank all or any portion of his incentive compensation previously paid on account of inaccurate or erroneous financial data.

SIGNATURES

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executives have signed this Agreement, on the day and date first above written.

ATTEST:	BROOKLINE BANCORP, INC.

/s/ Barbara Feigen	By:	/s/ Joseph J. Slotnik
Joseph J. Slotnik, Chairman
of the Compensation Committee

ATTEST:	BROOKLINE BANK

/s/ Barbara Feigen	By:	/s/ Joseph J. Slotnik
Joseph J. Slotnik, Chairman
of the Compensation Committee

WITNESS:	EXECUTIVE:

/s/ Barbara Feigen	By:	/s/ Paul A. Perrault
Paul A. Perrault

EXHIBIT A

FORM OF SEVERANCE RELEASE

THIS SEVERANCE RELEASE (“Release”) is entered into between Paul A. Perrault (“Executive”) and Brookline Bancorp, Inc., a Delaware corporation, and Brookline Bank, a United States-chartered stock savings bank (together with their respective successors and assigns, the “Employers”).

WHEREAS, Executive and the Employers entered into an employment agreement effective ________________, 2011 (“Employment Agreement”); and

WHEREAS, Executive’s employment has terminated under the Employment Agreement under circumstances that provide him with certain significant benefits, subject to Executive’s executing this Release.

NOW, THEREFORE, in consideration of the payments set forth in the Employment Agreement and other good and valuable consideration, Executive and the Employers agree as follows:  Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (“Executive Releasors”), hereby irrevocably and unconditionally releases, waives, and forever discharges the Employers and their respective affiliated companies and their respective past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures, and their successors and assigns (“Employer Affiliated Parties”) and all of Employer Affiliated Parties’ respective past and present directors, officers, employees, agents and their representatives, successors and assigns (but as to any such individual, agent or representative, only in connection with, or in relationship to, his or its capacity as a director, officer, employee, agent, representative, successor or assign of any Employer Affiliated Party and not in connection with, or in relationship to, his or its personal or professional capacity unrelated to any Employer Affiliated Party) (collectively, “Employer Releasees”), from any and all actions, claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past, present or future, that any Executive Releasor had, may have had, or now has, or may hereafter have against the Employers or any other Employer Releasee, as of the date of the execution of this Release by Executive, arising out of or relating to Executive’s employment relationship, or the termination of that relationship, with the Employers or any affiliate, including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance creating or recognizing employment-related causes of action, and all amendments of any of these laws (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990, and Mass. Gen. Laws Ch. 12, §§11H and 11I, Mass. Gen. Laws Ch. 151B), tort, contract or any alleged violation of any other legal obligation.  Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release any Employer Releasee from any claims or damages based on (i) any right or claim that arises exclusively from events occurring after the date Executive executes this Release, (ii) any right Executive may have to payments, benefits or entitlements under the Employment Agreement or any applicable plan, policy, program or arrangement of, or other agreement with, the Employers or any affiliate, (iii) Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or bylaws of the Employers, or under any applicable insurance policy with respect to any liability Executive incurs or has incurred as a director, officer or employee of the Employers, (iv) any right any Executive Releasor may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or (v) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any Employer Releasee are jointly liable.  Notwithstanding the foregoing, if any Employer Releasee commences any action or proceeding in law or equity against any Executive Releasor with respect to any claim or cause of action that arose on or before the termination of Executive’s employment or otherwise asserts any such claim or cause of action against any Executive Releasor in the course of any action or proceeding in law or equity, such Executive Releasor’s release of claims pursuant to the foregoing shall not preclude Executive Releasor from raising any affirmative defense or counterclaim directly relating to the matters asserted by the Releasee in any such action or proceeding.  For the avoidance of doubt, the voiding of such release of claims shall have no effect on Executive’s right to severance benefits or change in control benefits pursuant to the Employment Agreement.

Executive represents that as of the date he has executed this Release he has not assigned to any other party, and agrees not to assign, any claim released by Executive herein.  Nothing in this Release shall be construed to affect the Equal Employment Opportunity Commission’s (the “Commission”) or any state agency’s independent right and responsibility to enforce the law, nor does this Release affect Executive’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such state agency, although this Release does bar any claim that Executive might have to receive monetary damages in connection with any Commission or state agency proceeding concerning matters covered by this Release.  This release also does not purport to release any claim that may not be released by law.

Executive acknowledges that he has waived his and Executive Releasors’ Claims knowingly and voluntarily in exchange for the severance benefits set forth in the Employment Agreement, and that Executive would not otherwise have been entitled to those benefits.  Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Release.  Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Release to revoke his agreement by delivering to the Employers written notification of his intention to revoke this Release.  This Release becomes effective when signed by Executive unless revoked in writing by Executive in accordance with this seven-day provision.  To the extent that Executive has not otherwise done so, Executive is advised to consult with an attorney prior to executing this Release.

During Executive’s employment with the Employers, Executive may have obtained information regarding the Employers or Employer Affiliated Parties of a confidential nature or which is a trade secret.  Executive agrees that he will not use, and he will not disclose to any person or entity, other than on behalf of or for the Employers’ benefit, such confidential information or any trade secret, except (i) as Executive may be authorized in writing to do so by the Employers’ Board of Directors or an officer designated by such Boards for such purpose or (ii) to the extent such information has entered the public domain.  The parties agree that nothing in this paragraph shall preclude Executive from fulfilling any duty or obligation that he may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents, subpoenaed or requested, or otherwise cooperating in good faith with any proceeding or investigation or from taking any reasonable actions to enforce Executive’s rights against the Employers, including under this Agreement.  Executive further certifies that he has not and agrees that he will not, during the period of time between his receipt of a written notice of termination of employment and his termination date, remove from the Employers or transfer by electronic or other means, documents or copies thereof relating to Executive’s duties, without the express written approval of the Employers’ Boards of Directors or an officer of the Employers designated by it for such purpose.  Notwithstanding anything to the contrary contained herein, Executive will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information showing Executive’s compensation or relating to Executive’s reimbursement of business related expenses, (iii) information Executive reasonably believes may be needed for the planning and preparation of Executive’s personal tax returns and (iv) copies of the Employers’ compensation and benefit plans and agreements relating to Executive’s employment with or termination from the Employers.

Executive agrees that he remains subject to the non-competition and non-solicitation provisions of Section 10 of the Employment Agreement.  The Employers agree, except as may be required by law, to refrain from performing any act, engaging in any course of conduct or course of action or making or publishing any statements, claims, allegations or assertions which it believes have, or may reasonably be expected to have, the effect of demeaning the name or business reputation of Executive and shall cause its employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity.  Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of the Employers or any Employer Affiliated Party or any of its or their employees, officers, directors, agents or advisors in their capacities as such.  The parties agree that nothing in this paragraph shall preclude either party or any other person referenced in this paragraph from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents, subpoenaed or requested, or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights against the other party, including under this Agreement, or from responding publicly to correct any incorrect, disparaging or demeaning statements, claims, allegations or assertions by the other party or any other person referenced in this paragraph.

Executive agrees to cooperate with the Employers, at mutually convenient times and places, in connection with any ongoing administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which Executive may have personal knowledge because of his employment with the Employers; provided that in no event will Executive be required to provide any such cooperation if such cooperation is materially adverse to Executive’s legal interests.  Such cooperation will include being interviewed by representatives of the Employers, and participating in such proceedings by deposition and testimony at trial.  To the extent possible, the Employers will limit Executive’s cooperation to regular business hours.  In any event, (i) in any matter subject to this paragraph, Executive will not be required to act against the reasonable best interests of any new employer or new business venture in which Executive is an employee, partner or active participant and (ii) any request for Executive’s cooperation will take into account Executive’s other personal and business commitments.  The Employer will reimburse Executive for all reasonable expenses and costs Executive may incur as a result of providing such assistance, including travel costs and reasonable legal fees to the extent Executive reasonably believes, based upon the advice of counsel, that separate representation is warranted, provided the Employers receive proper documentation with respect to all claimed expenses and costs.  Executive will be entitled to an hourly fee (which fee will be mutually determined by the Employers and Executive prior to Executive’s providing any cooperation hereunder, it being agreed that such fee will be fair and reasonable in light of Executive’s compensation history) for time spent by Executive furnishing such cooperation (other than for time spent by Executive actually providing testimony in any legal matter), including, without limitation, for time taken in travel undertaken in connection with such cooperation, such fee to be paid promptly following Executive’s submission of a statement setting forth the number of hours spent.  Commencing on the fifth anniversary hereof, Executive will not be obligated to make more than three days (or portions thereof) per calendar year available for the purpose of providing cooperation to the Employers pursuant to this paragraph.

This Release shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law.  Should any provision of this Release be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release.

IN WITNESS WHEREOF, Executive and the Employers have executed this Release as of the date indicated below.

PAUL A. PERRAULT

Date:

BROOKLINE BANCORP, INC.

By:
Its:
Date:

BROOKLINE BANK

By:
Its:
Date: